Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Frederick W. Boutin, CFO Gregory J. Pound, COO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2013

November 5, 2013	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the quarter ended September 30, 2013.

FINANCIAL RESULTS

An overview of the financial performance for the quarter ended September 30, 2013, as compared to the quarter ended September 30, 2012, includes:

•                  “I am pleased to report that BOSTCO commenced operations during the first week of October by placing into service 1,000,000 barrels of black oil storage out of a total of 7,000,000 barrels in the first phase and several ship and barge deliveries were completed.  This project will have a significant impact on our future distributable cash flow,” said Chuck Dunlap, CEO of TransMontaigne Partners.

•                  Distributable cash flow generated during the quarter ended September 30, 2013 was $13.5 million.

•                  Operating income for the quarter ended September 30, 2013 was $6.8 million compared to $10.7 million for the quarter ended September 30, 2012, principally due to the following:

•                  Revenue was $38.4 million compared to $38.9 million due to decreases in revenue at the Gulf Coast, River and Southeast terminals of approximately $0.8 million, $1.1 million and $0.3 million, respectively, offset by an increase in revenue at the Brownsville terminals of approximately $1.7 million.  Revenue for the Midwest terminals was consistent period over period.

•                  Direct operating costs and expenses were $17.8 million compared to $16.2 million due to increases in direct operating costs and expenses at the Midwest, Brownsville and Southeast terminals of approximately $0.3 million, $1.0 million and $0.5 million, respectively, offset by a decrease in direct operating costs and expenses at the Gulf Coast terminals of approximately $0.2 million. The direct operating costs and expenses for the River terminals was consistent period over period. For the three months ended September 30, 2013, we had repairs and maintenance expenditures of approximately $5.4 million, which is an increase of approximately $1.3 million from the three months ended September 30, 2012. During the quarter ended September 30, 2012, we incurred only 19% of our total repairs and maintenance for 2012.  During 2013, we have attempted to perform our repairs and maintenance more ratably through the year.

•                  A one-time book loss of $1.4 million on the sale of our Mexico operations effective August 8, 2013.

•                  An increase in depreciation and amortization expense of approximately $0.3 million.

•                  Quarterly net earnings were $6.0 million compared to $9.9 million and net earnings per limited partner unit - basic were $0.28 per unit compared to $0.59 per unit due principally to the changes in quarterly operating income discussed above.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Firm Commitments:
Terminaling services fees, net:
External customers	$7,142	$8,300	$23,117	$24,104
Affiliates	20,709	21,345	63,317	62,788
Total firm commitments	27,851	29,645	86,434	86,892
Variable:
Terminaling services fees, net:
External customers	803	562	2,304	1,985
Affiliates	28	(40)	(7)	(100)
Total	831	522	2,297	1,885
Pipeline transportation fees	2,077	1,268	6,255	3,994
Management fees and reimbursed costs	1,506	1,531	4,732	4,274
Other	6,109	5,908	18,952	19,104
Total variable	10,523	9,229	32,236	29,257
Total revenue	$38,374	$38,874	$118,670	$116,149

The amount of revenue recognized as “firm commitments” based on the remaining contractual terms of the terminaling services agreements that generated “firm commitments” for the nine months ended September 30, 2013 was as follows (in thousands):

At September 30, 2013
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$18,030
1 year or more, but less than 3 years remaining	57,372
3 years or more, but less than 5 years remaining	7,408
5 years or more remaining	3,624
Total firm commitments for the nine months ended September 30, 2013	$86,434

RECENT DEVELOPMENTS

On July 24, 2013, we issued, pursuant to an underwritten public offering, 1,450,000 common units representing limited partner interests at a public offering price of $43.32 per common unit. On July 30, 2013, the underwriters of our secondary offering exercised in full their over-allotment option to purchase an additional 217,500 common units representing limited partnership interests at a price of $43.32 per common unit. The net proceeds from the offering were approximately $68.8 million, after deducting underwriting discounts, commissions, and offering expenses. Additionally, TransMontaigne GP L.L.C., our general partner, made a cash contribution of approximately $1.5 million to us to maintain its 2% general partner interest. The net proceeds from the offering and cash contribution were used to repay outstanding borrowings under our credit facility.

Effective August 8, 2013, we sold our Mexico operations to an unaffiliated third party for cash proceeds of approximately $2.1 million. The Mexico operations consisted of a 7,000 barrel liquefied petroleum gas storage terminal in Matamoros, Mexico and a seven mile pipeline system connecting the Matamoros terminal to our Diamondback pipeline system at the U.S. border, which connects to our Brownville, Texas terminals. The net carrying amount of the Mexico operations was approximately $3.5 million, which was in excess of the cash proceeds, resulting in an approximate $1.4 million loss on disposition of assets. We anticipate that the sale will allow the third party buyer to increase its operations in Northern Mexico, which will then enhance the volume throughputed at our Brownsville terminals and transported over our U.S. Diamondback pipeline system.

We have recently received communication from TransMontaigne Inc. that it will not renew its terminaling services agreement at our Fisher Island terminal that expires December 31, 2013. This agreement committed approximately 185,000 barrels of fuel oil capacity and resulted in minimum annual revenue to us of approximately $1.8 million. We are currently in the process of identifying other parties to re-contract this capacity, however, at this time we are unsure if we will be successful in re-contracting this capacity.

Effective September 17, 2013, we entered into a new five year terminaling services agreement with a third party customer for all 760,000 barrels of product storage capacity at our Tampa, Florida terminal. The agreement provides the third party customer the option to extend the agreement for two additional five year renewal terms.  The agreement replaced Morgan Stanley Capital Group as the customer at our Tampa terminal, is anticipated to generate a similar amount of annual revenue, and diversifies our customer base in the Florida region.

On October 7, 2013, we announced the commencement of commercial operations of BOSTCO. During October, approximately 20 of the 50 initial phase storage tanks were placed into service, and the remaining tanks are expected to come online during the next six months. A two-berth ship dock and 12 barge berths were also placed into service.  Work on the 900,000 barrel ultra-low sulphur diesel expansion started in the second quarter of 2013, with commercial operations expected to begin in the fourth quarter of 2014. We expect to receive our first distribution from BOSTCO during the first quarter of 2014, and we expect our distributions from BOSTCO to increase throughout 2014 as tanks come on-line.

On October 14, 2013, we announced a distribution of $0.65 per unit for the period from July 1, 2013 through September 30, 2013, payable on November 7, 2013 to unitholders of record on October 31, 2013.

LIQUIDITY AND CAPITAL RESOURCES

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•                  Our credit facility provides for a maximum borrowing line of credit equal to $350 million.  The credit facility allows us to make up to $225 million of investments in BOSTCO and to make an additional $75 million of “other permitted joint venture investments”, which may also include additional investments in BOSTCO. The terms of the credit facility also permit us to issue senior unsecured notes. The credit facility became effective March 9, 2011 and expires on March 9, 2016.  At September 30, 2013, our outstanding borrowings were $207 million.

•                  In July 2013, as further discussed above under the caption “Recent Developments”, we issued additional common units that, after taking into effect the cash contribution by our general partner to maintain its 2% general partner interest, resulted in approximately $70.3 million of net proceeds, which were used to repay outstanding borrowings under our credit facility.

•                  Management and the board of directors of our general partner have approved additional investments in BOSTCO and expansion capital projects at our existing terminals that currently are, or will be, under construction with estimated completion dates that extend through the fourth quarter of 2014. At September 30, 2013, the remaining expenditures to complete the approved additional investments and expansion capital projects are estimated to be approximately $45 million. We expect to fund our future investments and expansion capital expenditures with additional borrowings under our credit facility.

•                  We have funded our investments in the BOSTCO construction project utilizing additional borrowings under our credit facility.  Upon completion of the initial phases of the project, we expect our total payments for the project to be approximately $215 million.  At September 30, 2013, our capital investment in the BOSTCO project was approximately $173 million.

•                  Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved investments, approved capital projects and approved future expansion, development and acquisition opportunities. We expect to initially fund our approved investments, approved capital projects and our approved future expansion, development and acquisition opportunities with additional borrowings under our credit facility. After initially funding these expenditures with borrowings under our credit facility, we may raise funds through additional equity offerings and debt financings. The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our credit facility.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our distributable cash flow.

CONFERENCE CALL

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Tuesday, November 5, 2013 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 230-1074

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Tuesday, November 5, 2013 until 11:59 p.m. (ET) on Tuesday, November 12, 2013 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  305695

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

The following selected financial information is extracted from the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2013, which was filed on November 5, 2013 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended
	September 30, 2013	September 30, 2012
Income Statement Data
Revenue	$38,374	$38,874
Direct operating costs and expenses	(17,843)	(16,170)
Direct general and administrative expenses, net	(1,201)	(1,204)
Loss on disposition of assets	(1,398)	—
Operating income	6,785	10,700
Net earnings	6,004	9,853
Net earnings allocable to limited partners	4,468	8,525
Net earnings per limited partner unit—basic	$0.28	$0.59

	September 30, 2013	December 31, 2012
Balance Sheet Data
Property, plant and equipment, net	$411,757	$427,701
Investments in unconsolidated affiliates	198,925	105,164
Goodwill	8,485	8,736
Total assets	646,761	569,801
Long-term debt	207,000	184,000
Partners’ equity	411,694	348,737

Selected results of operations data for each of the quarters in the years ended December 31, 2013 and 2012 are summarized below (in thousands):

	Three months ended				Year ending
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Revenue	$41,598	$38,698	$38,374	$—	$118,670
Direct operating costs and expenses	(16,728)	(17,294)	(17,843)	—	(51,865)
Direct general and administrative expenses	(1,100)	(651)	(1,201)	—	(2,952)
Allocated general and administrative expenses	(2,740)	(2,741)	(2,741)	—	(8,222)
Allocated insurance expense	(958)	(935)	(935)	—	(2,828)
Reimbursement of bonus awards	(313)	(312)	(313)	—	(938)
Depreciation and amortization	(7,339)	(7,460)	(7,392)	—	(22,191)
Loss on disposition of assets	—	—	(1,398)	—	(1,398)
Earnings from unconsolidated affiliates	40	(4)	234	—	270
Operating income	12,460	9,301	6,785	—	28,546
Other expenses, net	(922)	(1,077)	(781)	—	(2,780)
Net earnings	$11,538	$8,224	$6,004	$—	$25,766

	Three months ended				Year ending
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012
Revenue	$38,833	$38,442	$38,874	$40,090	$156,239
Direct operating costs and expenses	(13,969)	(16,184)	(16,170)	(19,641)	(65,964)
Direct general and administrative expenses	(3,188)	785	(1,204)	(1,203)	(4,810)
Allocated general and administrative expenses	(2,695)	(2,695)	(2,695)	(2,695)	(10,780)
Allocated insurance expense	(897)	(898)	(897)	(898)	(3,590)
Reimbursement of bonus awards	(313)	(312)	(313)	(312)	(1,250)
Depreciation and amortization	(6,930)	(6,940)	(7,112)	(7,278)	(28,260)
Earnings (losses) from unconsolidated affiliates	107	328	217	(94)	558
Operating income	10,948	12,526	10,700	7,969	42,143
Other expenses, net	(806)	(872)	(847)	(1,046)	(3,571)
Net earnings	$10,142	$11,654	$9,853	$6,923	$38,572

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the periods indicated (in thousands):

	July 1, 2013 through September 30, 2013	January 1, 2013 through September 30, 2013

Net earnings	$6,004	$25,766
Depreciation and amortization	7,392	22,191
Amounts due under long-term terminaling services agreements, net	353	996
Project amortization of deferred revenue under GAAP	(793)	(2,978)
Project amortization of deferred revenue for DCF	489	1,496
Deferred equity-based compensation	81	285
Distributions paid to holders of restricted phantom units	3	(29)
Cash paid for purchase of common units	(335)	(501)
Loss on disposition of assets	1,398	1,398
Earnings from unconsolidated affiliates	(234)	(270)
Distributions from unconsolidated affiliates	328	877
Capitalized maintenance	(1,186)	(4,426)
“Distributable cash flow”, or DCF, generated during the period	$13,500	$44,805

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$12,140	$34,876

Distributable cash flow is not a computation based upon generally accepted accounting principles.  The amounts included in the computation of our distributable cash flow are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations”  in our Quarterly Report on Form 10-Q for the three months ended September 30, 2013, which was filed with the Securities and Exchange Commission on November 5, 2013.   Distributable cash flow should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used to compare partnership performance.   We believe that this measure provides investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 12, 2013.

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